Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 2, 2021, except for Note 25, as to which the date is August 11, 2021, and Note 2, as to which the date is October 20, 2022, with respect to the consolidated financial statements of P3 Health Partners Inc., incorporated herein by reference.

/s/ KPMG LLP

Phoenix, Arizona

October 21, 2022